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                                                            EXHIBIT 99B.23(h)-14

                                 March 28, 2002

Berger Investment Portfolio Trust
210 University Blvd., Suite 800
Denver, Colorado 80206

Ladies and Gentlemen:

     This letter agreement ("Agreement") addresses the series of the Trust known as the Berger Small Cap Value Fund II (the "Fund"). Section 6 of our Investment Advisory Agreement, dated March 28, 2002, provides for compensation to Berger Financial Group LLC ("Berger") with respect to the Fund. The Fund has established three classes of shares known as Investor Shares, Institutional Shares, and Service Shares. Pursuant to this Agreement, Berger hereby agrees to reimburse Investor Shares Class and Institutional Shares class expenses as follows:

         Investor Shares Class

         Berger shall reimburse the Investor Shares class of the Fund to the extent the normal transfer agency and registration expenses of the Investor Shares exceed .25%, for any fiscal year in which this Agreement is in effect, of the Fund's average daily net assets attributable to the Investor Shares class; provided, however, there shall be excluded from such expenses the amount of any extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Fund and allocable or attributable to the Investor Shares class. This reimbursement shall be estimated and accrued daily and paid monthly.

         Institutional Shares Class

         Berger shall reimburse the Institutional Shares class of the Fund to the extent the normal transfer agency and registration expenses of the Institutional Shares exceed .25%, for any fiscal year in which this Agreement is in effect, of the Fund's average daily net assets attributable to the Institutional Shares class; provided, however, there shall be excluded from such expenses the amount of any extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Fund and allocable or attributable to the Institutional Shares class. This reimbursement shall be estimated and accrued daily and paid monthly.

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         Service Shares Class

         Berger shall reimburse the Service Shares class of the Fund to the extent the normal transfer agency and registration expenses of the Service Shares exceed .25%, for any fiscal year in which this Agreement is in effect, of the Fund's average daily net assets attributable to the Service Shares class; provided, however, there shall be excluded from such expenses the amount of any extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Fund and allocable or attributable to the Service Shares class. This reimbursement shall be estimated and accrued daily and paid monthly.

     This Agreement shall take effect as of the date first written above and shall continue in effect for an initial term ending September 30, 2002, and shall continue thereafter for one year terms unless terminated as described below. This Agreement may be terminated: (i) by the Fund at any time upon written notice to Berger; or (ii) by Berger upon written notice to the Fund 30 days prior to the end of any term. In addition, this Agreement shall terminate automatically upon the termination of the investment advisory agreement between Berger and the Fund.

     This waiver is applicable only to that series of the Trust known as the Berger Small Cap Value Fund II and shall not be applicable to any other series of the Trust, whether now existing or hereafter created.

                                       Very truly yours,

                                       BERGER FINANCIAL GROUP LLC,
                                       a Nevada Limited Liability Company

                                       By:
                                           -------------------------------------
                                       Name: Jack R. Thompson
                                             -----------------------------------
                                       Title: President
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                                       Agreed to and Accepted by:

                                       BERGER INVESTMENT PORTFOLIO TRUST,
                                       a Delaware Business Trust, on behalf of
                                       its series, Berger Small Cap Value
                                       Fund II

                                       By:
                                           -------------------------------------
                                       Name: Jack R. Thompson
                                             -----------------------------------
                                       Title: President
                                              ----------------------------------